UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2015

______________________RBC Life Sciences, Inc.______________________ (Exact name of registrant as specified in its charter)
_______NEVADA_______ (State or other jurisdiction of incorporation)	_______000-50417_________ (Commission File Number)	_______91-2015186________ (IRS Employer Identification No.)
2301 CROWN COURT, IRVING, TEXAS (Address of principal executive offices)		____________75038_____________ (Zip Code)
Registrant's telephone number, including area code __________972-893-4000______________
__________________________N/A____________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 9, 2015, RBC Life Sciences, Inc. (the “Company”) entered into that certain Commercial Contract of Sale (the "Contract") to sell its headquarters building and related parcel of land in Irving, Texas to Decor Pro LLC ("Decor") for approximately $5.18 million in cash (the "Sale"). The Contract was assigned by Decor to BCKK Investment Group, Inc. ("Purchaser") pursuant to that certain Assignment and Modification of Commercial Contract of Sale, dated April 29, 2015. The Contract was cancellable by Purchaser for any reason during the inspection period that ended on May 26, 2015. On May 29, 2015, made to be effective on May 26, 2015, the Company, American Christmas Light & Supply, Inc. ("Sublessor") and Purchaser entered into that certain Second Modification of Commercial Contract of Sale, which, among other things, ended the right of Purchaser to cancel the Contract for any reason, established the closing date of the sale to be on or before July 15, 2015, released the initial escrow deposit of $100,000 to the Company and required an additional escrow deposit of $100,000 from Purchaser.

The Contract and related modifications are included as Exhibit 10.1 to this Form 8-K. Pursuant to the terms of the Contract, following the closing of the Sale, the Company will lease back the facility from Sublessor through April 2016 for approximately $35,000 per month while the Company relocates to a new facility.

Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits
Exhibit No.    Description

10.1	Commercial Contract of Sale between the Company and Decor Pro LLC, as modified, dated April 9, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2015

RBC Life Sciences, Inc.

By: /s/ Daley L. Seeker
Name: Daley L. Seeker
Title: Vice President-Finance and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
10.1	Commercial Contract of Sale between the Company and Decor Pro LLC, as modified, dated April 9, 2015.